Exhibit 99.1

CONTACT:	Glen Ponczak — Investors	RELEASE: January 19, 2007
(414) 524-2375
Monica Levy — Media
(414) 524-2695
JOHNSON CONTROLS REPORTS RECORD FIRST-QUARTER SALES AND INCOME FROM CONTINUING OPERATIONS; CONFIRMS FULL-YEAR 2007 OUTLOOK FOR RECORD RESULTS
     MILWAUKEE, WISCONSIN, January 19, 2007 ______ Johnson Controls, Inc. (JCI) today reported record sales and income from continuing operations for the first quarter of fiscal 2007. The company also confirmed its full-year outlook for double-digit earnings growth.
     Chairman and Chief Executive Officer John M. Barth said, “I am pleased with our performance in the first quarter, which was in-line with our expectations. Our building efficiency and power solutions businesses continue to deliver record results. The full-year outlook calls for Johnson Controls to outperform in its markets, making 2007 another year of record sales and earnings.”
First-Quarter 2007 Results
     Sales for the quarter ended December 31, 2006 rose 9% to a record $8.2 billion from $7.5 billion last year, reflecting growth by the building efficiency and power solutions businesses as well as the full-quarter revenues from the December 2005 acquisition of York International.
     Income from continuing operations before income taxes and minority interests was $231 million, 6% higher than the prior year’s $218 million. The increase reflects higher volume and margin expansion from building efficiency and power solutions, partially offset by lower North America automotive experience results and higher financing charges.
     The company’s effective tax rate increased to 23.0% from 17.2% in the 2006 quarter. The prior year’s quarterly rate included a $16 million ($0.08/share) non-recurring tax benefit.
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Johnson Controls, Inc.

     Income from continuing operations totaled $168 million, slightly higher than last year despite to the higher tax rate. Diluted earnings per share from continuing operations were $0.85 versus $0.86 last year reflecting a higher number of outstanding shares. Excluding the 2006 tax benefit, earnings per share increased 9%.
     Building efficiency sales increased 62% to $2.9 billion from $1.8 billion due to higher systems and services revenues in North America, Europe and other regions, substantially higher workplace solutions revenues and the impact of the York acquisition. Income increased 200% to $123 million from $41 million in 2006, due to the higher revenues as well as improved profitability. Income in the 2006 quarter was negatively impacted by non-recurring costs associated with the acquisition of York. The backlog of uncompleted contracts at December 31, 2006 was $3.9 billion, up 22% from $3.2 billion in the previous year, due to higher systems and services demand worldwide.
     Power solutions sales were up 10% to $1.1 billion from $975 million due to increased unit shipments of premium products and improved pricing, especially in Europe and Latin America. Income increased 27% to $142 million from $112 million, due to higher sales and operational efficiencies which more than offset the negative impact of higher lead costs.
     Automotive experience sales for the first quarter of fiscal 2007 totaled $4.2 billion, down 11% from $4.7 billion in the 2006 period, due primarily to a 20% decline in North American revenues. Industry light vehicle production in North America was approximately 8% lower than the prior year amount, with light truck production 14% lower. Revenues in Europe and Asia declined approximately in line with vehicle production levels. Income decreased to $35 million versus $112 million in the prior year. In Europe and Asia, income was significantly higher than the prior year due to improved margins resulting from operational efficiencies and the benefits of cost-reduction programs. As expected, the North America business recorded a loss in the quarter. The loss primarily reflects the impact of the domestic production environment.
2007 Full Year and Second-Quarter Outlook
     The 2007 earnings outlook provided by the company on October 9, 2006 remains unchanged. The company forecasts revenues increasing 6% to about $34 billion with diluted earnings per share from continuing operations increasing 14% to approximately $6.00.
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Johnson Controls, Inc.

     For the second quarter of fiscal 2007, the company forecasts diluted earnings per share from continuing operations of approximately $1.05, a 27% increase compared with $0.83 last year. Johnson Controls said it expects double-digit earnings increases in its building efficiency and power solutions businesses. The North American automotive experience business is expected to return to profitability due to a more stable production environment.
     “As a multi-industry company with diverse businesses, we have the ability to withstand short-term downturns in any single business or region. We continue to invest in all of our businesses around the world to help ensure the future growth and success of Johnson Controls,” Mr. Barth said. “Our employees throughout the company continue to do an outstanding job of delivering quality and value to our customers. Their commitment enables us to successfully execute our strategies and continue our track record for profitable growth.”
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Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal year 2007 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
January 19, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2006	2005
Net sales	$8,210	$7,528
Cost of sales	7,136	6,606

Gross profit	1,074	922

Selling, general and administrative expenses	(803)	(681)
Financing charges — net	(69)	(47)
Equity income	29	24

Income from continuing operations before income taxes and minority interests	231	218

Provision for income taxes	53	38
Minority interests in net earnings of subsidiaries	10	13

Income from continuing operations	168	167

Loss from discontinued operations, net of income taxes	(6)	(2)

Net income	$162	$165

Diluted earnings per share from continuing operations	$0.85	$0.86

Diluted earnings per share	$0.82	$0.85

Diluted weighted average shares outstanding	198	195

Shares outstanding at period end	196	194

Johnson Controls
January 19, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2006	2006	2005
ASSETS
Cash and cash equivalents	$252	$293	$168
Accounts receivable — net	5,648	5,697	5,691
Inventories	1,784	1,731	1,579
Other current assets	1,631	1,543	1,496

Current assets	9,315	9,264	8,934

Property, plant and equipment — net	4,039	3,968	3,971
Goodwill	5,996	5,910	5,641
Other intangible assets — net	795	799	772
Investments in partially-owned affiliates	569	463	437
Other noncurrent assets	1,521	1,517	1,393

Total assets	$22,235	$21,921	$21,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$634	$577	$1,325
Accounts payable and accrued expenses	4,970	5,364	5,128
Other current liabilities	2,454	2,205	2,268

Current liabilities	8,058	8,146	8,721

Long-term debt	4,255	4,166	4,002
Minority interests in equity of subsidiaries	131	129	168
Other noncurrent liabilities	2,197	2,125	2,113
Shareholders’ equity	7,594	7,355	6,144

Total liabilities and shareholders’ equity	$22,235	$21,921	$21,148

Johnson Controls
January 19, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended December 31,
	2006	2005
Operating Activities
Net income	$162	$165

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	186	165
Equity in earnings of partially-owned affiliates, net of dividends received	(17)	8
Minority interests in net earnings of subsidiaries	10	13
Deferred income taxes	5	3
Other — net	11	3
Changes in working capital, excluding acquisitions and divestitures of businesses:
Receivables	149	(49)
Inventories	(47)	12
Accounts payable and accrued liabilities	(222)	(381)
Change in other assets and liabilities	(85)	75

Cash provided by operating activities	152	14

Investing Activities
Capital expenditures	(230)	(69)
Sale of property, plant and equipment	8	6
Acquisition of businesses, net of cash acquired	—	(2,564)
Other — net	(57)	86

Cash used in investing activities	(279)	(2,541)

Financing Activities
Increase in short and long-term debt — net	62	2,466
Payment of cash dividends	(4)	(4)
Other — net	28	62

Cash provided by financing activities	86	2,524

Decrease in cash and cash equivalents	$(41)	$(3)

Johnson Controls
January 19, 2007

FOOTNOTES
1. Business Unit Summary

	Three Months Ended
	December 31,
	(unaudited)
(in millions)	2006	2005	%
Business unit
Building efficiency	$2,922	$1,808	62%
Automotive experience	4,220	4,745	-11%
Power solutions	1,068	975	10%

Net Sales	$8,210	$7,528

Business unit
Building efficiency	$123	$41	200%
Automotive experience	35	112	-69%
Power solutions	142	112	27%

Segment income	$300	$265

Net financing charges	(69)	(47)

Income from continuing operations before income taxes and minority interests	$231	$218

Net sales
Products and systems	$6,703	$6,642	1%
Services	1,507	886	70%

	$8,210	$7,528

Cost of sales
Products and systems	$5,910	$5,940	-1%
Services	1,226	666	84%

	$7,136	$6,606

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Products and systems consist of automotive experience and power solutions products and systems and building efficiency installed systems. Services are building efficiency technical and facility management services.
Beginning in fiscal year 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Acquisitions
In December 2005, the Company completed its acquisition of York International Corporation (York). The Company paid $56.50 for each outstanding share of common stock. The total cost of the acquisition, excluding cash acquired, was approximately $3.1 billion, including approximately $563 million of debt.
3. Discontinued Operations
In December 2005, the Company acquired the Bristol Compressor business as part of the York transaction and has engaged a firm to actively market the business. The Bristol Compressors business included Scroll Technologies, Inc., an unconsolidated joint venture that was divested in September 2006. The Company continues to explore strategic alternatives for the remainder of the Bristol Compressor business.
The Bristol Compressor business is reported as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and is included in other current assets and other current liabilities in the condensed consolidated financial statements.